EXHIBIT 99.2

Contact:	Mark Hord ViewPoint Financial Group, Inc. 972-578-5000, Ext. 7440	FOR IMMEDIATE RELEASE July 23, 2010
ViewPoint Financial Group, Inc. Announces Quarterly Cash Dividend
PLANO, Texas, July 23, 2010 — ViewPoint Financial Group, Inc. (NASDAQ:VPFG/VPFGD), the holding company for ViewPoint Bank, today announced a quarterly cash dividend of $0.04 per share. The cash dividend is payable on August 19, 2010, to shareholders of record as of the close of business on August 5, 2010.
This $0.04 per share cash dividend represents a 12% increase over the dividend paid by ViewPoint Financial Group in the second quarter, once that $0.05 per share second quarter dividend is adjusted by the 1.40:1 exchange ratio applied to ViewPoint Financial Group shares as part of our conversion and related stock offering completed on July 6, 2010.
Prior to that conversion, ViewPoint MHC, the owner of approximately 57%, or 14,183,182, of the shares of ViewPoint Financial Group, waived its right to receive dividends from ViewPoint Financial Group. This waiver resulted in a total dividend expense in April 2010 of $537,000. Under our new stock holding company structure, ViewPoint Financial Group, Inc. will pay dividends on a share base of 34,864,800 shares, resulting in a total dividend payout in August 2010 of approximately $1.4 million.
ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank. ViewPoint Bank operates 23 community bank offices and 16 loan production offices. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions, legislative changes, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, the Company’s ability to access cost-effective funding, fluctuations in real estate values and both residential and commercial real estate market conditions, demand for loans and deposits in the Company’s market area, competition, changes in management’s business strategies and other factors set forth under Risk Factors in our Form 10-K, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake — and specifically declines any obligation — to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.